Exhibit 4.2

CAPITAL ONE FINANCIAL CORPORATION

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 30, 2025

to

SUBORDINATED INDENTURE

Dated as of August 29, 2006

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York), as Trustee

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 30, 2025, is by and between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., (as successor to The Bank of New York) (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Subordinated Indenture, dated as of August 29, 2006 (the “Existing Indenture” and together with this First Supplemental Indenture, the “Indenture”) providing for the issuance by the Company from time to time of its unsecured subordinated debentures, notes or other evidences of indebtedness, in one or more series (the “Securities”);

WHEREAS, Section 901(k) of the Existing Indenture provides that the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may, without the consent of any Holders of Securities, enter into one or more indentures supplemental to the Existing Indenture to amend or supplement any of the provisions of the Existing Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Securities of such series then outstanding;

WHEREAS, any change to or elimination of any provision of the Existing Indenture pursuant to this First Supplemental Indenture shall not apply to any outstanding Security prior to the execution of this First Supplemental Indenture, and each outstanding Security prior to the execution of this First Supplemental Indenture shall continue to be entitled to the benefit of the provisions under the Existing Indenture;

WHEREAS, in accordance with Section 901 of the Existing Indenture, the Company and the Trustee wish to amend the Existing Indenture to change or eliminate certain provisions (including provisions relating to events of default and remedies) of the Existing Indenture with respect to each series of Securities issued following the execution of this First Supplemental Indenture, as set forth below; and

WHEREAS, the Company is delivering contemporaneously herewith to the Trustee, pursuant to the Existing Indenture, an officer’s certificate and an opinion of counsel in connection with the execution and delivery of this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE INDENTURE

Section 1.01. Section 101 of the Existing Indenture is hereby amended by:

(a) Deleting the defined term and definition of “Major Depository Institution Subsidiary” in its entirety.

(b) Replacing the colon immediately after the defined term “Protected Purchaser” with a comma.

(c) Deleting and restating the definition of “Company Request” and “Company Order” in its entirety and replacing it with the following:

“Company Request” and “Company Order” mean, respectively, a written request or order, as the case may be, signed in the name of the Company by any of the Chairman of the Board of Directors and Chief Executive Officer, a Vice Chairman, the President and Chief Operating Officer, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee.

(d) Deleting and restating the definition of “Officers’ Certificate” in its entirety and replacing it with the following:

(e) “Officer’s Certificate” means a certificate signed by any of the Chairman of the Board and Chief Executive Officer, a Vice Chairman, the President and Chief Operating Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, that complies with the requirements of Section 314(e) of the Trust Indenture Act and is delivered to the Trustee.

(f) Deleting and restating the definition of “Senior Indebtedness” in its entirety and replacing it with the following:

““Senior Indebtedness” means (a) the principal of and premium, if any, and interest, on, whether outstanding now or incurred later, (1) all indebtedness for money borrowed by the Company, including indebtedness of others guaranteed by the Company, other than any subordinated debt securities, junior subordinated debt securities and other indebtedness that is expressly stated as not senior, and (2) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in any such case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the Securities; (b) all of the Company’s capital lease obligations and any synthetic lease or tax retention operating lease; (c) all of the Company’s obligations issued or assumed as the deferred purchase price of property, and all conditional sale or title retention agreements, but excluding trade accounts payable in the ordinary course of business; (d) all of the Company’s obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptances, security purchase facilities and similar credit transactions; (e) all of the Company’s obligations in respect of interest rate swap, cap or similar agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, and direct credit substitutes; and (g) all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any of the Company’s property or assets whether or not such obligation is assumed by the Company.”

Section 1.02. Article One of the Existing Indenture is hereby amended by adding the following as new Section 115 to the end thereof:

“Section 115. Submission to Jurisdiction.

Each of the Company and the Trustee hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and any Securities, and each of the Company and the Trustee, respectively, irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.”

Section 1.03. Section 303 of the Existing Indenture is hereby amended by:

(a) Deleting and restating the last sentence of the first paragraph and replacing it with the following: “The signature of any of these officers on the Securities or any Coupons appertaining thereto may be manual, facsimile or electronic.”

(b) Deleting and restating the second paragraph in its entirety and replacing it with the following:

“Securities and any Coupons appertaining thereto bearing the manual, facsimile or electronic signatures of individuals who were at any time the proper officers of the

Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.”

(c) Deleting and restating the first sentence of the last paragraph and replacing it with the following:

“No Security or Coupon appertaining thereto shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Security a certificate of authentication substantially in the form provided for in Section 202 or 610 executed by or on behalf of the Trustee by the manual, facsimile or electronic signature of one of its authorized officers or by an Authenticating Agent.”

Section 1.04. Section 501(b) of the Existing Indenture is hereby amended by inserting “and continuance of such default for a period of 30 days” after the phrase “at its Maturity.”

Section 1.05. Sections 501(e) and (f) of the Existing Indenture are hereby amended by deleting such sections in their entirety and replacing them with the following:

“(e) the entry by a court having competent jurisdiction of:

(1) a decree or order for relief in respect of the Company in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(2) a decree or order adjudging the Company to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or of any substantial part of the property of the Company, as the case may be, or ordering the winding up or liquidation of the affairs of the Company;

(f) the commencement by the Company of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the

Company or any substantial part of the property of the Company or the making by the Company of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or”

Section 1.06. Section 502 of the Existing Indenture is hereby amended by inserting the following at the end of the first paragraph thereof:

“Unless otherwise specified as contemplated by Section 301 with respect to the Securities of such series, there shall be no rights of acceleration other than as described in the preceding sentence.”

Section 1.07. Section 503(b) of the Existing Indenture is hereby is amended by inserting “and such default continues for a period of 30 days” after the phrase “at its Maturity.”

Section 1.08. Section 801(a) of the Existing Indenture is hereby amended by inserting “(other than the conveyance, transfer or lease of all or substantially all of the Company’s assets to one or more of the Company’s Subsidiaries)” after the phrase “to any Person.”

ARTICLE 2

MISCELLANEOUS

Section 2.01. Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

Section 2.02. Effect of this First Supplemental Indenture. The Existing Indenture shall be modified in accordance with this First Supplemental Indenture, and this First Supplemental Indenture shall form part of the Existing Indenture for all purposes; and every Holder of Securities thereafter authenticated or delivered thereunder shall be bound hereby. The Existing Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Any cross-references to the provisions of the Existing Indenture that are deleted or modified as a result of this First Supplemental Indenture are hereby accordingly deleted or modified, as applicable. Notwithstanding anything to the contrary contained herein, the modifications to the Existing Indenture pursuant to this First Supplemental Indenture shall not apply to any outstanding Security prior to the date hereof.

Section 2.03. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 2.04. Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 2.06. Separability Clause. If any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07. Governing Law. This First Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of New York, without regard to conflict of laws principles thereof.

Section 2.08. Counterparts. This First Supplemental Indenture may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement. Signature pages may be electronically executed and delivered (“Electronic Signatures”), including by any electronic method complying with the federal ESIGN Act (e.g., DocuSign) or by wet ink signature captured on a pdf email attachment, and any signature pages so executed and delivered shall be valid and binding for all purposes. The foregoing provision supersedes any other consent signed by the parties hereto related to the electronic signature and delivery of this First Supplemental Indenture.

Section 2.09. Electronic Signatures. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this First Supplemental Indenture and/or any document, notice, instrument or certificate to be signed and/or delivered in connection with this First Supplemental Indenture and the transactions contemplated hereby shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

Section 2.10. No Representation by Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Thomas A. Feil
Name: Thomas A. Feil
Title: Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Trustee

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to the First Supplemental Indenture]